Exhibit 99.1

PRESS RELEASE                  Source: Next Generation Technology Holdings, Inc.

NEXT GENERATION TECHNOLOGY HOLDINGS, INC. FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

Friday August 8, 2:11 pm ET

NEW YORK & TORONTO--(BUSINESS WIRE)--Aug. 8, 2003--Next Generation Technology Holdings, Inc. (NASDAQ-OCTBB:NGTH) announced today that, on July 24th, 2003, it has filed for voluntary petition for Chapter 11 reorganization with the U.S. Bankruptcy Court for the Southern District of New York. The voluntary filing will allow the Company to continue operating in the ordinary course of business, while it develops a reorganization plan to maximize recovery for the Company's stakeholders.

On July 22nd, 2003, Mr. Donald C. Schmitt, tendered his resignation as Chairman of the Board of Directors and Chief Financial Officer. Mr. Carl Pahapill was elected as the new Chairman of the Board of Directors of the Company.


The Company also announced that pursuant to a Secured Promissory Note dated May 5th, 2003 and a Stock Pledge Agreement of the same date, entered into as between the Company and Mr. Donald C. Schmitt, it received a notice from Mr. Schmitt on July 22nd, 2003, declaring that the outstanding principle of the Note in the amount of $100,000 and all accrued interest be immediately due and payable by virtue of the fact that the Company is insolvent, an event of default under the agreement. As such, Mr. Schmitt exercised his right to receive all of the shares of the Company's wholly owned subsidiary, namely HealthyConnect, Inc. which were pledged as security of the Note, thereby becoming the sole shareholder of HealthyConnect, Inc.


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"),. and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of NGTH to be materially different from those expressed or implied by such forward-looking statements. Although NGTH believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by NGTH or any other person that the objectives and plans of NGTH will be achieved.


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CONTACT:
     Next Generation Technology Holdings, Inc.
     Carl Pahapill, 905-306-9671, Ext. 224
     CPAHAPILL@HEALTHYCONNECT.COM

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